CODE OF CONDUCT FOR FINANCIAL OFFICERS

TELEFÓNICA GROUP

The purpose of these regulations (the “Code”) is to establish written standards of conduct for the Telefónica Group senior financial officers. These rules complement the terms of the Telefónica, S.A.’s “Internal Code of Conduct for Securities Markets Issues” and its “Disclosure Controls and Procedures Regulation”, as well as any other similar regulations existing for any of the Telefónica Group companies.

1. Applicability

This Code will apply to the following persons:

a)	To the Chairman, Chief Executive Officer (if any) of Telefónica, S.A. and to the Chairman, Chief Executive Officer of each one of the Telefónica Group companies; and

b)	To employees holding management positions, at Telefónica, S.A. and each one of the Telefónica Group companies, within the following departments: finance (capital markets, treasury, financing, investor relations) accounting or accounting consolidation, and management control. Thus, the list will include all employees of the Telefónica Group companies within the following positions: General Manager, Assistant General Manager, Deputy General Manager and other positions with similar responsibilities over the indicated areas.

2. Standards of conduct

The persons to whom the Code applies must:

•	Act honestly and ethically in their respective roles, avoiding real or apparent conflicts of interest in their personal or professional relationships.

•	Comply, while performing their business activities, with the applicable international, national and local laws, rules, regulations and provisions, especially with the securities markets rules and regulations, and specifically, with the rules and regulations related to insider trading and market manipulation.

The persons covered by this Code must, at all times, handle situations involving conflicts of interest in an ethical and honest way, remaining loyal to the Telefónica Group and its shareholders, regardless of their own or others’ interests. The persons covered by this Code must also abstain from intervening or influencing any decision making process that may affect the persons or entities with which there is conflict of interest, and shall also refrain from accessing confidential information related to such conflict of interest.

Notwithstanding the foregoing, the persons covered by these regulations must also comply with the provisions, specifically with their reporting obligations, concerning conflicts of interest provided in any other internal rules or regulations applicable to them, including the different Regulations of the Board of Directors or the Internal Code of Conduct for Securities Markets Issues for any of the companies in the Telefónica Group, or any other rules with similar content.

•	Act, in their business activities, with due diligence and loyalty, fulfilling all internal control provisions, in order for the information disclosed to the markets is full, fair, accurate, timely and understandable, guaranteeing the investors’ interests as well as the requirements set by the market authorities governing the listed securities of the Telefónica Group companies.

•	Respect the confidentiality of information to which they may have access when performing their duties, except when disclosure thereof is authorised or legally required. Under no circumstances shall such information be used for their own benefit.

3. Reporting of suspected illegal or unethical behaviour

The Telefónica Group stresses the great importance of abiding by this Code and will not accept, under any circumstances, exceptions to its compliance.

If any person covered by these rules were to have knowledge of any fact that may constitute a violation of this Code, or of the laws in force, he or she must report such violation to the Telefónica, S.A.’s Auditing and Management Resources General Manager who shall keep a record of such reports.

The Auditing and Management Resources’ General Manager shall inform the Audit and Control Committee of the reports received, in order for such Committee to determine the necessary measures to be taken in each case.

4. Enactment

This Code of conduct shall come into force thirty days after its approval.